Exhibit 10.1

Execution Version

Certain information in this document (indicated by [***]) has been excluded pursuant to Regulation S-K Item 601(b)(10). Such information is not material and is treated by the Registrant as private or confidential.

July 22, 2025

Scilex Holding Company

960 San Antonio Rd.

Palo Alto, CA 94303

Attn: Stephen Ma

VIA EMAIL

RE:	Option Agreement for the Repurchase of Warrants (this “Agreement”)

Ladies and Gentlemen:

Reference is made to (i) the following warrants, each dated September 21, 2023, issued by Scilex Holding Company, a Delaware corporation (“Scilex” or “Purchaser”), to Oramed Pharmaceuticals, Inc., a Delaware corporation (“Oramed” and together with Scilex, each a “Party” to this Agreement, and collectively, the “Parties”), to purchase up to an aggregate of 6,500,000 shares of common stock, par value $0.0001 per share, of Scilex (the “Common Stock”, and such aggregate number of shares of Common Stock, the “Total Warrant Shares”): (A) ORMP CS-2, currently exercisable for 1,187,500 shares of Common Stock (the “CS-2 Warrant”), (B) ORMP CS-3, currently exercisable for 2,125,000 shares of Common Stock (the “CS-3 Warrant”), (C) ORMP CS-4, currently exercisable for 2,125,000 shares of Common Stock (the “CS-4 Warrant”), and (D) ORMP CS-5, currently exercisable for 1,062,500 shares of Common Stock (the “CS-5 Warrant” and together with the CS-2 Warrant, the CS-3 Warrant, and the CS-4 Warrant, the “Subject Warrants” and the shares of Common Stock issuable upon exercise of the Subject Warrants, the “Warrant Shares”), (ii) that certain Securities Purchase Agreement, dated as of September 21, 2023, by and between Scilex and Oramed, as amended by that certain Amendment No. 1, dated as of October 8, 2024 (the “SPA”), (iii) that certain Senior Secured Promissory Note, dated as of September 21, 2023, by and between Scilex and Oramed (the “Tranche A Note”), and (iv) that certain Senior Secured Promissory Note, dated as of October 8, 2024, by and between Scilex and Oramed (the “Tranche B Note”). Except as otherwise defined herein, capitalized terms in this Agreement shall have the respective meanings set forth in the Tranche A Note.

Purchaser and Oramed desire to enter into the transactions contemplated by this Agreement for Oramed to grant Scilex an option to repurchase the Subject Warrants in the portions set forth in Section 2 hereof, and for Scilex to repurchase the Subject Warrants.

1. Option to Purchase Subject Warrants.

(a) Grant of Option. Subject to and upon the terms and conditions set forth in this Agreement, Oramed hereby grants to Purchaser an exclusive, irrevocable option (the “Option”) to purchase the Initial Subject Warrants (as defined below) and the Final Subject Warrants (as defined below), at such times and in such amounts as set forth in this Agreement. The Option shall expire automatically and without the requirement of any further action by any Party at 12:01 am eastern on December 16, 2025, subject to Oramed’s Termination Right (as defined below) pursuant to Section 8(f).

(b) Payment for Option. In consideration of the grant of the Option, Purchaser shall pay to Oramed an aggregate option purchase price of $1,500,000.00 (the “Option Fee”), to be paid as follows and in each case by wire transfer of immediately available funds to an account or accounts designated by Oramed not less than three (3) Business Days prior to the applicable payment date:

(i)   on or before August 8, 2025 (the “First Option Payment Date”), Purchaser shall pay $750,000.00 of the Option Fee to Oramed (the delivery of such payment by Purchaser, the “First Option Closing” and such payment the “First Option Closing Payment”); and

(ii) on or before December 16, 2025 (the “Second Option Payment Date” and together with the First Option Payment Date, the “Option Closing Payment Dates” and each an “Option Closing Payment Date”), Purchaser shall pay to Oramed $750,000.00 of the Option Fee (the delivery of such payment by Purchaser, the “Second Option Closing” and together with the First Option Closing, the “Option Closings” and each an “Option Closing” and such payment at the Second Option Closing, the “Second Option Closing Payment” and together with the First Option Closing Payment, the “Option Closing Payments” and each an “Option Closing Payment”).

(c) Payment of Outstanding Oramed Counsel Expenses. Not later than the First Option Payment Date, Purchaser shall pay to Proskauer Rose LLP (“Proskauer”) counsel for Oramed, by wire transfer of immediately available funds to an account or accounts designated by Proskauer, $[***] in respect of legal fees due and owing to Proskauer by Purchaser (provided that (i) if the aggregate outstanding amount due and owing to Proskauer by Purchaser at the time of the First Option Closing is equal to or less than $[***], Purchaser shall satisfy in full such outstanding amounts and (ii) if after the payment to Proskauer on the First Option Payment Date the aggregate outstanding amount due and owing to Proskauer by Purchaser exceeds $[***], (such excess amount, the “Proskauer Remaining Legal Fees”), then upon any draw down or advance from any equity line of credit or other equity financing (“ELOC Proceeds”) conducted by Purchaser after the date hereof, Purchaser shall use an amount of the proceeds that Purchaser is entitled to retain from such financing (following any required payments under the terms of the Tranche A Note and the Tranche B Notes) to pay (A) the Proskauer Remaining Legal Fees to Proskauer (but the Company shall not be required to pay from such ELOC Proceeds an amount in excess of $[***]) and (B) the aggregate outstanding and unpaid legal fees owed by the Company for unreimbursed legal fees, costs, and expenses of the holders of Tranche B Notes (other than Oramed) to Morgan Lewis & Bockius LLP, Morrison & Foerster LLP and Kelley Drye & Warren LLP as counsel to such holders of Tranche B Notes (but the Company shall not be required to pay from such ELOC Proceeds an amount in excess of $[***]), which amounts to be paid in respect of clauses (A) and (B) shall be paid on a pro rata basis in accordance with the relative aggregate outstanding amounts of principal and accrued and unpaid interest of the Tranche A Note and Tranche B Notes held by Oramed, on the one hand, and of the Tranche B Notes held by all such other holders of Tranche B Notes, on the other hand, until all such Proskauer Remaining Legal Fees have been satisfied in full. Without limitation of the preceding sentence and notwithstanding anything herein to the contrary, that in any event Purchaser must satisfy in full its payment obligations to Proskauer in respect of all Proskauer Remaining Legal Fees by not later than September 15, 2025 (for the avoidance of doubt, irrespective of whether such fees are satisfied from ELOC Proceeds or any other source of funds). In no event shall this Section 1(c) preclude or be construed to limit, reduce or negate any of Purchaser’s obligations to pay or reimburse, or Oramed’s rights to receive reimbursement of, Oramed’s expenses pursuant to any agreement between Oramed and Purchaser or its subsidiaries (including pursuant to Section 8(c)), including in respect of legal fees to Proskauer incurred from and after the date of this Agreement.

(d) Survival of Payment Obligation. Purchaser’s obligation to make the payments set forth in Section 1(b) and 1(c) (together with any interest accrued thereon pursuant to Section 2(c)) shall survive any termination of this Agreement pursuant to Section 8(f) and shall accelerate and become immediately due and payable upon any such termination of this Agreement pursuant to Section 8(f).

2. Option Exercise; Warrant Purchase; Tranche A Note Matters.

(a) Option Exercise. Purchaser may exercise the Option by providing written notice (email being sufficient) to Oramed not less than three (3) Business Days prior to the date on which the applicable Warrant Purchase Closing (as defined below) is to occur; provided that Purchaser may not exercise the Option unless and until (x) with respect to the Initial Subject Warrants, the First Option Closing Payment (together with any interest accrued thereon) set forth in Section 1(b)(i) has been received by Oramed, and (y) with respect to the Final Subject Warrants, the entire Option Fee (together with any interest accrued thereon) has been received by Oramed. If Purchaser fails to make (i) the First Option Closing Payment on or before the First Option Payment Date, Purchaser automatically and irrevocably forfeits the right to exercise the Option in its entirety and shall not have the option to purchase any Subject Warrants and (ii) the Second Option Closing Payment on or before the Second Option Payment Date, Purchaser automatically and irrevocably forfeits the right to exercise the Option in respect of the Final Subject Warrants.

(b) Warrant Purchase. Upon Purchaser’s exercise of the applicable Option, Oramed hereby agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase from Oramed, all right, title and interest in and to the Subject Warrants (free and clear of all Encumbrances (as defined below)) in exchange for an aggregate purchase price of $27,000,000.00 (the “Purchase Price” and the price that is equal to the Purchase Price divided by the Total Warrant Shares, the “Per Share Price” ), to be paid as follows (such purchase and sale of the Subject Warrants, the “Transactions”):

(i)   on or before September 30, 2025, (A) Purchaser shall pay Oramed $13,000,000.00 in cash by wire transfer of immediately available funds to an account or accounts designated by Oramed (the “First Warrant Payment”), and (B) Oramed shall execute and deliver to Purchaser, one or more assignment forms in the form attached hereto as Exhibit A (the “Assignment Form”), for the assignment of Subject Warrants exercisable for 3,130,000 Warrant Shares (the “Initial Warrant Assignment” and such Subject Warrants, the “Initial Subject Warrants”), and solely upon receipt of the First Warrant Payment by Oramed, the closing of the Initial Warrant Assignment pursuant to this clause (i) shall be deemed effective (the “Initial Warrant Purchase Closing”); and

(ii) on or before December 31, 2025, (A) Purchaser shall pay Oramed $14,000,000.00 in cash by wire transfer of immediately available funds to an account or accounts designated by Oramed (the “Final Warrant Payment”, and together with the First Warrant Payment, the “Warrant Payments” and each a “Warrant Payment”) and (B) Oramed shall execute and deliver to Purchaser, one or more Assignment Forms for the assignment of Subject Warrants exercisable for 3,370,000 Warrant Shares (the “Final Warrant Assignment” and such Subject Warrants, the “Final Subject Warrants”), and solely upon receipt of the Final Warrant Payment by Oramed, the closing of the Final Warrant Assignment pursuant to this clause (ii) shall be deemed effective (the “Final Warrant Purchase Closing” and together with the First Warrant Purchase Closing, the “Warrant Purchase Closings” and each a “Warrant Purchase Closing”). The Warrant Purchase Closings together with the Option Closings are referred to herein as the “Closings” and each, a “Closing”).

(c) Penalty Interest. If any Option Closing Payment is not delivered in full on or prior to the date of the applicable Option Closing Payment Date, interest on the unpaid portion of any such amount shall commence accruing on the date of the applicable unpaid Option Closing Payment Date, shall accrue at a rate of twelve percent (12.0%) per annum and shall be computed based on a 360-day year and twelve 30-day months; provided, however, that (i) any such penalty interest arising from any payment failure shall only become due and payable if Oramed’s Termination Right with respect to and arising from such payment failure lapses unexercised pursuant to Section 8(f) following such missed payment (however, for the avoidance of doubt, any penalty interest that has accrued as the result of any prior payment failure in respect of which Oramed’s Termination Right was not exercised shall be payable together with the Option Fee upon any subsequent exercise of Oramed’s Termination Right pursuant to Section 8(f)); and (ii) the effectiveness of such penalty interest arising from a payment failure being contingent upon the lapse of Oramed’s Termination Right with respect to and arising from such payment failure shall not be construed to delay the accrual of interest, which shall commence on the applicable unpaid Option Closing Payment Date.

For the avoidance of doubt, if Oramed exercises its Termination Right, then no interest shall be payable pursuant to this Section 2(c).

(d) Tranche A Note Matters.

(i)   Oramed, in its capacity as the sole holder of the Tranche A Note, hereby (y) consents to the transactions contemplated by this Agreement and (z) agrees with Scilex that, notwithstanding anything to the contrary in the Tranche A Note, any other Transaction Document (as defined in the SPA), in the BRE Organizational Documents (as defined in the Tranche A Note) or the SPV Organizational Documents (as defined in the Tranche A Note):

(A)  upon the receipt by Oramed of (i) both the First Option Closing Payment and the Second Option Closing Payment and (ii) both the First Warrant Payment and the Final Warrant Payment (in each case of clauses (i) and (ii), together with any interest accrued thereon pursuant to Section 2(c)) (the time all such payments have been received by Oramed, the “Trigger Date”):

(I)   the definition of “Maturity Date” (as defined in the Tranche A Note) shall be deemed automatically amended and restated to mean “March 31, 2026”, without the necessity of any further amendment or action by any Person;

(II) no Make-Whole Amount shall be required to be paid following the Trigger Date in connection with any repayment (including any Voluntary Prepayment) under the Tranche A Note;

(III) the Subject Warrants, any shares of Common Stock issuable upon exercise of the Subject Warrants, and any proceeds from the sale of such shares, do not and shall not constitute Collateral under any Transaction Document and shall not be subject to any covenants restricting the sale or other disposition of such warrants or shares;

(IV) the Subject Warrants may be transferred by Scilex to any Subsidiary of Scilex (including the SPV or the BRE (each as defined in the Tranche A Note)); and

(V) Scilex or its Subsidiary (including the SPV or the BRE) may exercise the Subject Warrants and hold the proceeds thereof, including the shares of Common Stock issuable upon exercise of the Subject Warrants or transfer such shares or other proceeds to Subsidiary of Scilex (including the SPV or the BRE), provided that, notwithstanding anything to the contrary in any Transaction Document, the BRE Organizational Documents, the SPV Organizational Documents, or any other agreement, no automatic release of any other Collateral shall be required on account of any transaction or series of transactions permitted by Sections 2(e)(A)(III), (IV) and/or (V), which would not otherwise have been permitted.

(ii) Oramed shall notify the Agent of the occurrence of the Trigger Date. Oramed and Agent agree that, effective upon the Trigger Date, any and all Liens of the Agent on the Subject Warrants and Warrant Shares, if any, and any proceeds from the sale or other disposition of the Subject Warrants or the Warrant Shares following the Trigger Date are, without further action by Agent or Oramed, fully and irrevocably terminated, released, discharged and no longer in effect. Any release by Agent and Oramed provided hereunder is a partial release only and shall not release, affect or impair any guaranties, or any security interests or pledges against any other assets or properties evidenced by the Transaction Documents.

(iii)   Oramed agrees that it shall, upon reasonable written request of Scilex (email being sufficient), duly execute and deliver, or cause to be duly executed and delivered, to Scilex such further agreements, instruments and documents and do and cause to be done such further acts as may be necessary to give effect to the express provisions of this Section 2(d). Oramed hereby authorizes and directs the Agent to execute this Letter Agreement and to enter into any documentation, including this Letter Agreement, that is reasonably required to give effect to the express provisions of this Section 2(d).

(iv) For the avoidance of doubt, this Agreement is not a Transaction Document (as defined in the SPA) and any breach of this Agreement will not constitute a Default or Event of Default (each as defined in the Tranche A Note) under any Transaction Document.

3. Representations and Warranties of Oramed. Oramed hereby represents and warrants to Purchaser, as of the date hereof and as of each Closing as follows (provided that, the representations made as of any Warrant Closing shall be solely as to the Subject Warrants to be assigned in such Warrant Closing):

(a) Authority; Enforceability. Oramed has all necessary corporate power and authority required for Oramed’s due authorization, execution, delivery and performance of this Agreement and consummation of the Transactions. This Agreement is, and each Assignment Form when executed and delivered by Oramed in connection with the applicable Warrant Closing will be, duly and validly executed and constitute and he valid and legally binding obligation of Oramed, enforceable in accordance with its terms.

(b) Ownership. The Subject Warrants are owned of record and beneficially by Oramed, and Oramed has good and marketable title to the Subject Warrants, free and clear of any security interest, claims, liens, pledges, options, encumbrances, mortgages, deeds of trust, purchase rights, charges, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever, other than in favor of Purchaser (collectively, the “Encumbrances”), other than securities law restrictions of general applicability.

(c) No Exercise; No Assignment. Oramed has not (i) exercised the Subject Warrants, in whole or in part, except with respect to the partial exercise of the CS-2 Warrant and the CS-5 Warrant on October 30, 2024 for 937,500 shares and 1,062,500 shares, respectively, or (ii) assigned all or any part of the Subject Warrants or the right to any Common Stock issuable upon exercise of such warrants to any other party.

(d) Registration. The registration statement (the “Registration Statement”) filed by Purchaser covering the resale of the Warrant Shares by Oramed remains effective and is not subject to any stop order.

(e) No Broker. Oramed has not entered into any agreement, arrangement or understanding with any person or entity which will result in the obligation of Oramed or any Purchaser to pay any finder’s fee, brokerage commission, or fee or expense of any kind in connection with the Transactions.

(f)   Conflicts. The execution, delivery, and performance of this Agreement by Oramed does not and will not (i) violate applicable law or rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Oramed is subject (including federal and state securities laws and regulations), or by which any property or asset of Oramed is bound or affected, or (ii) result in a breach of any agreement, to which Oramed is subject or by which Oramed’s assets or properties may be subject or bound, in each case, except for any violation or breach as would not reasonably be expected to materially impair or delay Oramed’s ability to consummate the Transactions.

(g) No Other Representations. Except for the representations and warranties contained in this Section 3, neither Oramed nor any other Person makes any express or implied representation or warranty on behalf of Oramed with respect to the subject matter of this Agreement or otherwise.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Oramed as of the date hereof and as of each Closing as follows:

(a) Authority; Enforceability. Purchaser has all necessary corporate power and authority required for Purchaser’s due authorization, execution, delivery and performance of this Agreement and consummation of the Transactions. This Agreement when executed and delivered by Purchaser, will be duly and validly executed and constitute the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

(b) Conflicts. The execution, delivery, and performance of this Agreement by Purchaser does not and will not (i) violate applicable law or rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of Purchaser is bound or affected, or (ii) result in a breach of any agreement, to which Purchaser is subject or by which Purchaser’s assets or properties may be subject or bound, in each case, except for any violation or breach as would not reasonably be expected to materially impair or delay Purchaser’s ability to consummate the Transactions.

(c) Compliance with Law. Purchaser is in compliance with all applicable laws, rules and regulations, including the rules of The Nasdaq Stock Market LLC (“Nasdaq”). Since April 15, 2025, Purchaser has not received any notice or communication from Nasdaq noting noncompliance with listing requirements or threatening suspension or delisting of Common Stock from trading.

(d) Litigation. There is no litigation, investigation, or governmental, administration, arbitral or regulatory proceeding pending or threatened in writing, against Purchaser, its Affiliates or affecting any of its business, operations, properties, or assets which, in any such case, that challenges or would or would reasonably be expected to impair or delay Purchaser’s ability to consummate the Transactions.

(e) No Broker. Purchaser has not entered into any agreement, arrangement or understanding with any person or entity which will result in the obligation of Purchaser to pay any finder’s fee, brokerage commission, or fee or expense of any kind in connection with the Transactions.

(f)   No Other Representations. Except for the representations and warranties contained in this Section 4 or in any certificate deliver pursuant to Section 6, neither Purchaser nor any other Person makes any express or implied representation or warranty on behalf of Purchaser with respect to the subject matter of this Agreement or otherwise. Notwithstanding anything to the contrary herein, nothing in this Agreement will operate to limit any claim by Oramed or for fraud or willful or intentional breach.

5. Oramed Covenants and Consent.

(a) Oramed agrees that, until the earlier of the date on which (i) Purchaser may forfeit any Subject Warrants pursuant to Section 2(a) and (ii) this Agreement is terminated pursuant to Section 8(f), it shall not exercise the Subject Warrants.

(b) Oramed further agrees that (i) if all of the Subject Warrants are retained by Oramed pursuant to the terms of this Agreement, such Subject Warrants may only be exercised to the extent such exercise would not cause the issuance of shares of Common Stock in excess of 19.9% of the total number of shares of Common Stock issued and outstanding immediately prior to the original issuance date of the Subject Warrants (the “Stockholder Approval Cap”) (which for the avoidance of doubt is based on an aggregate of 153,066,675 shares of Common Stock issued and outstanding immediately prior to the original issuance date of the Subject Warrants prior to giving effect to Purchaser’s 1-for-35 reverse stock split on shares of the Common Stock, which became effective on April 15, 2025 (the “Reverse Split”), which total number of issued and outstanding shares of Common Stock was reduced to 4,373,333 shares on a post-Reverse Split basis), and (ii) in the event that the Option is partially exercised, any Subject Warrants retained by Oramed may only be exercised to the extent that such exercise would not cause the issuance of shares of Common Stock in excess of Oramed’s pro rata share of the Stockholder Approval Cap, unless, in each case, Purchaser has obtained the Stockholder Approval. Such pro rata share of the Stockholder Approval Cap shall be determined by dividing the number of Warrant Shares issuable upon exercise of Oramed’s retained Subject Warrants by 6,500,000, multiplied by the product of 19.9% of the total shares of Common Stock outstanding on the original issuance date of the Subject Warrants, after giving effect to the Reverse Split.

(c) Oramed acknowledges that following Purchaser’s purchase of any Subject Warrants pursuant to this Agreement, Purchaser may transfer such warrants to a subsidiary or other Affiliate of Purchaser (or have the Assignment Form delivered by Oramed executed in favor of a subsidiary or other Affiliate of Purchaser) (including the SPV or the BRE). Oramed consents to any such transfer, notwithstanding that the operating agreements or other organizational documents (including, without limitation, the BRE Organizational Documents (as defined in the SPA) or the SPE Organizational Documents (as defined in the SPA)) may prohibit such subsidiary or other Affiliate from holding certain investments or securities such as the Subject Warrants or the proceeds from the exercise of the Subject Warrants.

6. Purchaser Covenants.

(a) From and after the date hereof until the earlier of the termination of this Agreement pursuant to Section 8(f) and the Trigger Date, absent the prior written consent of Oramed, Purchaser will not (and will cause its Affiliates and Representatives not to) directly or indirectly: (i) increase the cash compensation of any director or officer of Purchaser or any of its Affiliates; or (ii) consummate or enter into any agreement with respect to a Fundamental Transaction (as defined in the Subject Warrants), whether of Purchaser or any Subsidiary thereof, unless such transaction would result in (and such agreement expressly provides for), contemporaneous with the consummation (or if multiple closings, the initial closing) of such Fundamental Transaction, the payment in full of (1) all outstanding principal and accrued and unpaid interest under each of the Tranche A Note and Tranche B Note, (2) payment in full of the Option Fee and the Purchase Price (as if the Option had been exercised) (net of any amounts previously paid to and received by Oramed in respect of the Option Fee or Purchase Price in accordance with this Agreement) and (3) all other outstanding and unpaid obligations of Purchaser as are due and payable to Oramed or its representatives. Not less than two (2) Business Days prior to each Closing, Purchaser shall deliver to Oramed a certificate signed by the Chief Executive Officer of Purchaser certifying as of the date of the applicable Closing that (x) each of the representations and warranties of Purchaser set forth in Section 4 are true and correct as of such date and (y) that Purchaser has complied with its covenants and obligations under this Agreement.

(b) Purchaser agrees that (i) it will not exercise any Subject Warrants purchased pursuant to the terms of this Agreement in excess of the Stockholder Approval Cap and (ii) in the event that the Option is only partially exercised, it will not exercise the Subject Warrants purchased pursuant to the terms of this Agreement in excess of its pro rata share of the Stockholder Approval Cap, unless, in each case, Purchaser has obtained the Stockholder Approval. Such pro rata share of the Stockholder Approval Cap shall be determined by dividing the number of Warrant Shares issuable upon exercise of Purchaser’s Subject Warrants by 6,500,000, multiplied by the product of 19.9% of the total shares of Common Stock outstanding on the original issuance date of the Subject Warrants, after giving effect to the Reverse Split. Notwithstanding anything herein to the contrary, from and after the Initial Warrant Purchase Closing and until the earlier of the Trigger Date and Purchaser having obtained the Stockholder Approval (such that all Subject Warrants may be exercised without limitation), seventy percent (70%) of the cash proceeds (net of underwriting discounts, accounting, investment banking or broker fees and sales commissions and other reasonable and documented out-of-pocket costs and expenses of the Company associated therewith, in each case, paid to non-Affiliates) of the proceeds from all sales of the Initial Subject Warrants or the Warrant Shares issued upon an exercise of Initial Subject Warrants as are available after the making of any required payments under the terms of the Tranche A Note and the Tranche B Notes (any such amount “Subject Proceeds”) shall be promptly remitted and paid to Oramed by wire transfer of immediately available funds (A) first, as prepayment on any portion of the Option Fee not yet due and payable pursuant to Section 1(b) until such portion of the Option Fee is fully paid, and (B) second, until the Purchase Price is paid in full, as a partial exercise of the Option in respect of the Final Subject Warrants for a number of Warrant Shares equal to the applicable Subject Proceeds divided by Per Share Price (and Purchaser shall issue to Oramed one or more replacement warrants which are the same in all respect as the Subject Warrants other than the date of issuance and a reduction in the Warrant Shares after giving effect to any such partial exercise of the Option pursuant to this clause (B), which replacement warrants shall thereafter constitute the remaining “Final Subject Warrants” hereunder).

(c) Upon Oramed’s written request at any time following an exercise of its Termination Right pursuant to Section 8(f), without limitation of the terms and provisions of any Subject Warrant or Section 6(c) and Section 6(d), Purchaser shall (and shall cause its Representatives (as defined in the SPA) and Affiliates to) take all such actions as are necessary to promptly give effect to any exercise by Oramed (or any successors or assigns thereof) of any Subject Warrant, including obtaining any approvals of the board or stockholders of Purchaser or any of its Affiliates as may be required under applicable Law or the rules of Nasdaq.

(d) Without limitation of Section 6(c), Purchaser shall hold an annual or special meeting of stockholders (“Stockholder Meeting”) as soon as practicable following the date on which this Agreement has been terminated pursuant to Section 8(f) (the “Termination Date”) for the purpose of obtaining stockholder approval of the issuance of the Warrant Shares under Nasdaq Listing Rule 5635 (such approval, whether obtained prior to or following the Termination Date, the “Stockholder Approval”), with the recommendation of Purchaser’s Board of Directors that such proposals are approved. Purchaser shall (i) promptly prepare and file a proxy statement with the SEC (the “Proxy Statement”) to be sent to Purchaser’s stockholders in connection with the Stockholder Meeting, (ii) call and hold the Stockholder Meeting no later than the date that is 60 days following the Termination Date, and (iii) use its commercially reasonable efforts to obtain the Stockholder Approval at the Stockholder Meeting. The Proxy Statement shall include the recommendation from the Purchaser’s Board of Directors that Purchasers’ stockholders vote in favor of the Stockholder Approval. Purchaser shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval. Purchaser shall respond promptly to any comments received from the SEC with respect to the Proxy Statement, and provide any such comments to Oramed. If requested by Oramed and permissible under applicable law, Purchaser shall adjourn the Stockholder Meeting for a period of up to ten (10) Business Days if, on a date for which the Stockholder Meeting is scheduled, a quorum is not present or Purchaser has not received proxies representing a number of shares of common stock sufficient to obtain the Stockholder Approval, for the purpose of soliciting additional proxies and votes in favor of the Stockholder Approval. Purchaser shall keep Oramed reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the Stockholder Meeting. If Purchaser does not obtain Stockholder Approval at the first meeting, Purchaser covenants and agrees that it will submit the proposal for approval of Purchaser’s stockholders at least semi-annually (twice yearly) and not later than 180 days following the date of the prior meeting until such approval is obtained or until such approval is no longer required. Prior to the termination of this Agreement pursuant to Section 8(f), the Company shall not seek any stockholder approval under Nasdaq Listing Rule 5636 that does not include the approval of the Warrant Shares in respect of the Subject Warrants retained by Oramed at such time. Notwithstanding anything to the contrary herein or in any Subject Warrant and irrespective of whether the Stockholder Approval has been obtained, with respect to any Fundamental Transaction (including a Corporate Event (as defined in each Subject Warrant)) nothing shall preclude or limit (and Purchaser shall take or cause to be taken all actions, including express provision in the applicable merger, acquisition or other agreement and obtaining any stockholder approvals, as are necessary or advisable to ensure that nothing precludes) the exercise in their entirety of all Subject Warrants held by Oramed immediately prior to such Fundamental Transaction and the receipt of any securities or other assets (including cash) in respect of each of the Warrant Shares which holders of shares of Common Stock are entitled to receive with respect to or in exchange for shares of Common Stock in such Fundamental Transaction (the “Common Price”) (and, to the extent such exercise is prohibited for any reason by applicable Law or Nasdaq rules, Oramed shall, at its election, instead be entitled to receive as consideration for the direct purchase of the Subject Warrants in any such Fundamental Transaction an aggregate amount equal to the product of the Subject Warrant and the Common Price net of the aggregate exercise price of the Subject Warrants).

(e) Purchaser agrees to file with the Securities and Exchange Commission a Current Report on Form 8-K describing the terms of this Agreement as soon as practicable following the date hereof and in any event within one (1) Business Day following the date hereof.

(f)   From the date hereof through the earlier of (i) the Trigger Date and (ii) the termination of this Agreement pursuant to Section 8(f), Purchaser shall not, directly or indirectly, offer, issue, sell or grant, or enter into any agreement or contractual obligation (including in connection with any financing transaction) to offer, issue, sell or grant any Capital Stock or Equity Rights (disregarding the words “then-outstanding” in the definition thereof) to any Person in, or with respect to, Purchaser (any such transaction, an “Equity Issuance”), at a per share purchase price of lower than $6.00 in each case, without the prior written consent of Oramed.

(g) Notwithstanding anything herein to the contrary (including Section 6(g)), if at any time Purchaser undertakes any Equity Issuance (whether or not at a per share price that is lower than $6.00), seventy percent (70%) of the cash proceeds (net of underwriting discounts, accounting, investment banking or broker fees and sales commissions and other reasonable and documented out-of-pocket costs and expenses of the Company associated therewith, in each case, paid to non-Affiliates) of such Equity Issuance as are available after the making of any required payments under the terms of the Tranche A Note and the Tranche B Note (such amount with respect to any Equity Issuance, the applicable “Equity Financing Amount”) shall be paid to Oramed in the following order of priority: (i) to satisfy any portion of the Option Fee which was not paid on the applicable Option Closing Payment Date (together with any interest accrued thereon) pursuant to Section 1(b) until such portion of the Option Fee (together with any accrued interest) is fully-paid, (ii) as a prepayment on any portion of the Option Fee not yet due and payable pursuant to Section 1(b) until such portion of the Option Fee is fully paid, and (iii), subject to Oramed’s prior written consent and approval, as a partial exercise of the Option in respect of a number of Warrant Shares equal to the applicable Equity Financing Amount divided by Per Share Price until the Purchase Price is fully paid (and Purchaser shall issue to Oramed one or more replacement warrants which are the same in all respect as the Subject Warrants other than the date of issuance and a reduction in the Warrant Shares after giving effect to any such partial exercise of the Option pursuant to this clause (iii), which replacement warrants shall thereafter constitute “Subject Warrants” hereunder).

7. Release.

(a) Purchaser on behalf of itself and its respective predecessors, successors, assigns and Affiliates (“Purchaser Releasors”) hereby irrevocably and unconditionally: (a) forever discharges, waives, relieves and releases Oramed and its Affiliates, subsidiaries and its and their respective predecessors, successors, assigns, Affiliates and present and former officers, directors, agents, employees and representatives from any and all actions, suits, claims, causes of action, demands, obligations and/or liabilities (“Claims”), whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued that any Purchaser Releasor had, has or hereafter may have, which are related to or arise from the issuance, purchase, ownership, exercise or disposition or the terms or provisions of the Subject Warrants or the Warrant Shares of or by Oramed (or any other agreement to which Oramed is a party relating to the Subject Warrants, including the Tranche A Note and the SPA); (b) agrees not to (and to cause each Purchaser Releasor’s officers, directors, agents, employees and representatives not to), and hereby waives any right to, commence any Claim relating to, challenging the validity of or seeking to enjoin the operation or exercise of the Subject Warrants (or any provision thereof); and (c) waives and relinquishes all rights and benefits under applicable law, including any state law or any common law principles limiting waivers of unknown claims; provided that nothing contained in this Section 7 will operate to release Oramed from its obligations under this Agreement and the Assignment Forms. This Section 7 is a material inducement to the entrance by Oramed into this Agreement. Purchaser hereby agrees to indemnify and hold harmless Oramed against any Claims to which Oramed may become subject to insofar as such Claims arise out of or are based upon any misrepresentation of Purchaser or Purchaser’s failure to perform any of its covenants or agreements contained in this Agreement.

(b) Effective solely upon the Final Warrant Closing, Oramed on behalf of itself and its respective predecessors, successors, assigns and Affiliates (“Oramed Releasors”) hereby irrevocably and unconditionally: (a) forever discharges, waives, relieves and releases Purchaser and its Affiliates, subsidiaries and its and their respective predecessors, successors, assigns, Affiliates and present and former officers, directors, agents, employees and representatives from any and all Claims, whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued that any Oramed Releasor had, has or hereafter may have, which are related to or arise from the issuance, purchase, ownership, exercise or disposition or the terms or provisions of the Subject Warrants or the Warrant Shares of or by Purchaser (or any other agreement to which Purchaser is a party relating to the Subject Warrants, including the Tranche A Note and the SPA); (b) agrees not to (and to cause each Oramed Releasor’s officers, directors, agents, employees and representatives not to), and hereby waives any right to, commence any Claim relating to, challenging the validity of or seeking to enjoin the operation or exercise of the Subject Warrants (or any provision thereof); and (c) waives and relinquishes all rights and benefits under applicable law, including any state law or any common law principles limiting waivers of unknown claims; provided that nothing contained in this Section 7 will operate to release Purchaser from its obligations under this Agreement. This Section 7 is a material inducement to the entrance by Purchaser into this Agreement.

8. Miscellaneous.

(a) Non-Circumvention. Purchaser and its Affiliates shall not take, or authorize, consent to or approve the taking of, any action, including through any amendment of the organizational documents of Purchaser or any of its Affiliates, reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, to (i) avoid or seek to avoid the performance of this Agreement or any of the terms hereof, the Subject Warrants that remain held by Oramed or any exercise thereof following any termination pursuant to Section 8(f) or (ii) impair (or that would have the effect of impairing) the value or exercisability of the Subject Warrants (or the Warrant Shares issuable upon an exercise thereof), including as to the number, class, series or rights of the Warrant Shares. Purchaser will at all times carry out in good faith the provisions of this Agreement and the Subject Warrants.

(b) Titles and Headings; Defined Terms. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes. For the avoidance of doubt, any defined terms which have the meaning set forth in the Tranche A Note, Tranche B Note or any other agreement shall be unaffected by the termination or satisfaction of such other note or other agreement. The words “this Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections and Exhibits shall be deemed references to Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Relative to the determination of any period of time, “from” means “from and including,” “until” means “until but excluding.” The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(c) Expenses. Each Party hereto agrees to pay all of its expenses arising in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement (including attorneys’ fees and expenses); provided, however, that if this Agreement terminated in accordance with Section 8(f), without limitation of Section 1(c), Scilex will reimburse Oramed for its actual, reasonable, and documented legal fees, in an amount not to exceed $50,000.00. Scilex agrees and covenants to pay all the fees and expenses of the Agent and Agent’s counsel Pryor Cashman LLP, incurred, due and payable.

(d) Entire Agreement. This Agreement, the Assignment Forms and the Subject Warrants constitute the entire agreement between the Parties hereto regarding the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements, or representations, written or oral, which may have related to the subject matter hereof.

(e) Amendments; Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by each Party to this Agreement. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(f)   Termination This Agreement may be terminated by Oramed (the “Termination Right”) by written notice to Scilex if Purchaser (I) fails to make any of the payments under any of Section 1(b), Section 1(c) or Section 2(b), or (II) has not exercised the Option by the applicable date set forth in Section 2(b) in respect of the Initial Warrant Shares or Final Warrant Shares, (each such failure to pay the Option Fee or Purchase Price (or applicable portion thereof that is due and owing) or to exercise the Option, a “Termination Event”); provided, however, that (i) the Termination Right must be exercised within twenty (20) Business Days of such Termination Event and (ii) the terms and provisions of Section 1(d), Section 2(c), Section 6(b) through Section 6(d), Section 7(a) and this Section 8 shall survive any termination of this Agreement. Notwithstanding anything herein to the contrary, any termination pursuant to this Section 8(f) shall not be deemed to release any Party from any liability for fraud or willful or intentional breach of the terms and provisions of this Agreement by such Party prior to such termination or to limit or impair the right of either such party to pursue all legal remedies with respect to fraud or any such willful or intentional breach.

(g) Amendment of Subject Warrants. Purchaser and Oramed hereby agree that in consideration of the promises and the mutual covenants and agreements contained herein, notwithstanding anything to the contrary therein in any Subject Warrant (including Sections 2 or Section 6 of each Subject Warrant), Oramed shall be, and hereby is, entitled to receive all dividends, distributions, equity, interest or subscription rights issuances made, issued or delivered to the holders of share capital of Purchaser as if Oramed holds the Warrant Shares which Oramed would be entitled to receive upon an exercise of any Subject Warrants, so long as Oramed continues to hold such Subject Warrants at the time of the applicable record date (or, as to any dividend, distribution or issuance declared after the date of this Agreement (and while Oramed still holds the Subject Warrants), if the record date is adjusted or changed to a later date on which Oramed ceases to hold such Subject Warrants, so long as Oramed held such Subject Warrants on the original record date for the applicable dividend, distribution or issuance) of any such dividend, distribution or issuance (in all cases subject to the Purchaser’s Board of Directors’ right to terminate or otherwise revoke such dividend, distribution or issuance). This Section 8 shall be deemed to amend each Subject Warrant and this Section 8 shall prevail and control to the extent of any conflict between any Subject Warrant and this Section 8. Without limitation of the foregoing, upon Oramed’s written request following the date of this Agreement, Purchaser and Oramed will enter into an amendment with respect to each Subject Warrant memorializing the terms of this Section 8 in each such Subject Warrant. For the avoidance of doubt, this Section 8(g) is intended to include the right to receive any distribution or dividend of Series 1 Mandatory Exchangeable Preferred Stock and Purchaser shall cause the record date for any such distribution or dividend to be adjusted to ensure Oramed receives Series 1 Mandatory Exchangeable Preferred Stock in respect of the Warrant Shares as is reflective of the application of this Section 8(g), subject to the Purchasers’ Board of Directors’ previously announced right to terminate or otherwise revoke such dividend and in no event shall this provision provide any right to receive a dividend, distribution or issuance pursuant to any such dividend, distribution or issuance declared after the Trigger Date.

(h) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(i)   Counterparts. This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom such enforcement is sought. Any signatures hereto delivered by electronic transmission shall be deemed an original signature hereto.

(j)   Further Assurances. From and after the date hereof, and when reasonably requested by the other Party hereto, each Party hereto will, without further consideration, use all reasonable efforts to (i) execute and deliver all such instruments of conveyance and transfer and (ii) take such further actions as the other Party may reasonably deem necessary or desirable in order to transfer the Subject Warrants to Purchaser and to carry out fully the provisions and purposes of this Agreement.

(k) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Purchaser and Oramed and their respective successors and permitted assigns. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Parties hereto, and any attempted assignment in violation of this Section 8(k) shall be null and void.

(l)   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, enforcement, interpretation and performance of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address set forth in the SPA and agrees that such service shall constitute good and sufficient service of process and notice thereof. Purchaser hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any Claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude Oramed from bringing suit or taking other legal action against Purchaser or its Affiliates in any other jurisdiction to collect on the Purchaser’s obligations to Oramed, or to enforce a judgment or other court ruling in favor of Oramed. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(m) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(n) Remedies. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement to be performed by the Parties, at any time, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond or other form of security, in addition to any other remedy to which it may be entitled, at law or in equity, it being agreed that remedies hereunder are cumulative. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement does not diminish the availability of injunctive relief or specific performance. In the event that any suit, action or other proceeding should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy under any applicable law.

(o) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day (as defined in the SPA), (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. Each Party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other Party.

(p) Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail or other electronic method of delivery of a “.pdf” or “.tiff” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” or “.tiff” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” or “.tiff” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

(q) Tax Matters. The Parties hereby agree to treat the purchase and sale of the Subject Warrants contemplated to be undertaken at each of the Closings as “open transactions” solely for U.S. federal income tax purposes until such time as the payment of each of the First Warrant Payment and Final Warrant Payment due and payable at each such Closing has been received by Oramed in accordance with Section 2(a).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:

By:	/s/ Avi Gabay
Name:	Avi Gabay
Title:	Chief Financial Officer

Address for Notice:

1185 Avenue of the Americas, Third Floor
New York, NY 10036
Attn:	Josh Hexter
Email:	[***]

With a copy to (which shall not constitute notice):

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attn:	Ehud Barak; Louis Rambo;
Grant Darwin; Philip Kaminski
E-mail:	[***]

[Signature Page to Option Agreement for the Repurchase of Warrants]

IN WITNESS WHEREOF, each of the undersigned have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer and President

Address for Notice:

960 San Antonio Rd.,
Palo Alto, CA 94303
Attention: Stephen Ma
Telephone: [***]
Email: [***]

With a copy to (which shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeff Hartlin; Elizabeth Razzano
Telephone: [***]
E-mail:	[***]

[Signature Page to Option Agreement for the Repurchase of Warrants]

IN WITNESS WHEREOF, each of the undersigned have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

ACQUIOM AGENCY SERVICES, LLC
as Agent

By:	/s/ Beth Cesari
Name:	Beth Cesari
Title:	Executive Director

Address for Notice:

950 17th Street
Suite 1400
Denver, CO 80202
Attn: Loan Agency
Telephone:	[***]
Email:	[***]

With a copy to (which shall not constitute notice):

Pryor Cashman LLP
Seven Times Square
New York, NY 10036-6569
Attention:	David Smith
Email:	[***]

[Signature Page to Option Agreement for the Repurchase of Warrants]

EXHIBIT A

WARRANT ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant initially issued to the Holder on September 21, 2023, and all rights evidenced thereby are hereby assigned to

Name:	__________________________________________
(Please Print)

Address:	_________________________________________
(Please Print)

Warrant Shares to be assigned:	________________________________________

Phone Number:	________________________________________

Email Address:	________________________________________

Dated: ________________________

Holder’s Signature:_______________________

By:
Name:
Title:

Holder’s Address:________________________

18